Exhibit 99.1

Contacts:	Donna Sitkiewicz (Media)	Mark Magnesen (Investors)
	847-646-5770	847-646-3194
	donna.sitkiewicz@kraft.com	mmagnesen@kraft.com

Richard Johnson (Media)
44 208-580-2581
rjohnson@krafteurope.com

Kraft Foods Inc. Reports Second Quarter 2004 Results

•                  Net Revenues Up 4.6% On Volume Growth Of 3.6%

•                  Diluted E.P.S. Of $0.41 (Including $0.05 In Asset Impairment, Exit And Implementation Costs For The Restructuring Program) Down 25.5% Versus 2003

•                  Cost Restructuring Program On Track To Deliver Targeted Savings

•                  2004 Full Year E.P.S. Guidance Revised to $1.55-$1.62 (Including $0.30 In Exit And Implementation Costs For The Restructuring Program And Asset Impairment Charges) Due Primarily To Higher Commodity Costs, Particularly Dairy

NORTHFIELD, IL – July 19, 2004 – Kraft Foods Inc. (NYSE: KFT) today reported second quarter 2004 results and progress against its Sustainable Growth Plan.  Net revenues were up 4.6% driven by currency, tack-on acquisitions, new products and the impact of increased marketing spending.  Diluted earnings per share of $0.41 were down 25.5% versus 2003, reflecting increased commodity costs, higher marketing spending, and asset impairment and exit costs for the restructuring program announced in January, partially offset by the impact of pricing actions.  The company revised its 2004 full year earnings per share guidance range to $1.55-$1.62 (including an estimated $0.30 per share in asset impairment, exit and implementation costs for the restructuring program), which is in line with current Street estimates, due primarily to higher commodity costs, particularly dairy.  At the end of the second quarter, dairy costs moderated from the record highs reached in April.

“Kraft’s second quarter results reflect continued progress against the company’s Sustainable Growth Plan.  In North America, consumption and market share trends improved more broadly across our portfolio behind increased marketing spending, and we are successfully integrating the Veryfine acquisition.  Additionally, we are on track to deliver the targeted cost savings from our restructuring program,” said Roger Deromedi, Chief Executive Officer of Kraft Foods. “However, volume in our International business was softer than expected due to increased price competition in a few key markets.”

Deromedi added, “Significantly higher costs for our key commodities, especially dairy, drove both the earnings decline in the quarter and the need to revise our 2004 full year earnings guidance.  As I indicated in January, the highest priority of our Sustainable Growth Plan is to reinvest in our brands, including the management of price gaps in certain businesses, and we have made good progress against this priority.  We remain committed to improving the long-term health of our brands, and will not let short-term commodity market fluctuations distract us from this key imperative.  With the recent decline in cheese costs in the last several weeks to more historical levels, we believe our strategy of increasing prices based on our full year outlook versus the short-term second quarter spike was not only consistent with our Sustainable Growth Plan, but also positioned us well for the back half of 2004.”

Second Quarter Results

Second quarter diluted earnings per share were down 25.5% ($0.14 per share) versus the prior year due primarily to a decline in operating income of 23.7%.  Earnings per share were impacted by higher commodity costs ($0.10 per share), increased marketing investment ($0.06 per share), asset impairment, exit and implementation costs for the restructuring program ($0.05 per share) and increased benefit costs and restricted stock expense ($0.02 per share), partially offset by restructuring savings ($0.01 per share), favorable currency ($0.01 per share) and all other operations ($0.07 per share).

Costs for several commodities were up in the quarter, with the most significant increase in dairy costs.  Second quarter average cost for U.S. barrel cheese was up 70% versus the second quarter of last year and up 53% versus the five-year average, resulting in increased costs of approximately $200 million versus prior year (after-tax equivalent of approximately $0.08 per share).  In response to the higher costs, the company increased prices on its different varieties of U.S. cheeses by 5%-15%.  However, the pricing actions were not designed to fully offset the higher costs because of the company’s expectation that cheese costs would not remain at historical highs.  On the quarter, the price increases offset approximately one-half of the higher costs.

Net revenues increased $364 million, or 4.6%, due to favorable currency of $237 million (3.0 pts.), volume/mix (0.8 pts.) and net pricing (0.6 pts.).  Total reported volume was up 3.6% as ongoing volume growth of 3.9% (including 3.1 pts. of growth from acquisitions) was slightly offset by the impact of divestitures.

Kraft North America Commercial (KNAC) ongoing volume was up 4.9% (including 3.8 pts. from acquisitions) as strong growth in categories with increased marketing was partially offset by significant declines in cereal and confections, which were impacted by competitive activity, low carbohydrate diet trends and the timing of new product introductions versus last year.  Kraft International Commercial (KIC) ongoing volume was up 1.1%, with 1.3 percentage points coming from acquisitions.  Developing markets grew solidly, despite a double-digit decline in beverages in Mexico due to increased price competition from the carbonated beverage segment.  This growth was partially offset by softness in Western Europe, particularly France, due to price competition.  New product innovations progressed on track in the quarter, including solid results for several biscuit items in North America.

As part of the company’s plan to reinvest in its brands, in-market spending was up approximately $170 million in the quarter.  Approximately 80% of the increase was in North America, where businesses that increased marketing spending by at least 10% — cheese, coffee, lunch combinations, meat, salad dressing, snack nuts, Foodservice and Canadian retail — in aggregate delivered net revenue growth of 7% and volume growth of 4%.  In the company’s top 25 North American categories (based on operating companies income, or OCI), market share was up in categories representing 51% of OCI, reflecting sequential improvement from both full year 2003 (38% of OCI) and first quarter 2004 (39% of OCI) results.

The previously announced restructuring program progressed on track in the quarter.  The company announced the exit or closure of seven additional plants (12 plants year-to-date) and elimination of over 700 positions worldwide (over 2,600 positions year-to-date).  Second quarter pre-tax charges and savings from the program were $138 million and $31 million, respectively.

On April 7, 2004, the company announced an agreement with Tazo Tea Company, a wholly owned subsidiary of Starbucks Corporation, to license the Tazo line of tea products, including hot tea and bottled ready-to-drink iced and juice-flavored teas, for sale in retail grocery, club, convenience, mass merchant and natural channels across the United States.  Additionally, on June 9, 2004, the company announced an alliance with Dr. Arthur Agatston, cardiologist and creator of the South Beach Diet, to use the South Beach Diet trademark to promote certain Kraft products.

Discretionary cash flow (net cash provided by operating activities less capital expenditures) declined $103 million to $979 million through the first half of 2004, due primarily to voluntary contributions to the company’s pension plans of $320 million and lower earnings, partially offset by lower capital spending.

During the quarter, the company declared a regular quarterly dividend of $0.18 per common share and repurchased 5.2 million shares of Class A common stock for $162 million.  To date, the company has spent $375 million (including $50 million in December 2003) to purchase 11.7 million shares under a two-year, $700 million stock repurchase program authorized in December 2003.  The company expects to complete the $700 million program by the end of 2004.

2004 Outlook

The company updated its full year 2004 diluted earnings per share guidance range to $1.55-$1.62, including an estimated $0.30 per share impact from asset impairment charges, exit and implementation costs for the restructuring program.  This range is below the company’s original January 2004 guidance, due primarily to higher commodity costs that the company does not expect to fully recover through pricing actions in 2004 (approximately $0.11 per share), partially offset by a lower than expected tax rate of 33% (approximately $0.03 per share).  Additionally, the current guidance reflects the impact of first half volume softness in Kraft International Commercial, which was offset by favorable currency.  The current guidance is slightly below the update given on April 19, 2004, which was the low end of the original range, due to the sustained high dairy costs throughout the second quarter and softer than expected International results.

The company expects to incur $650-$700 million in higher commodity costs on the year, due primarily to higher dairy costs, which will be only partially offset by pricing and trade spending adjustments.  The company continues to project increased investment in consumer marketing and price gap management of $500-$600 million versus 2003.

For the full year, the company projects pre-tax asset impairment, exit and implementation costs of $750-$800 million (after-tax equivalent of approximately $0.30 per share) and pre-tax savings of $120-$140 million for the restructuring program.  These projections are consistent with previous guidance.

The company maintained its guidance for full year constant currency net revenue growth excluding divestitures(1) of around 3%, while increasing its volume growth to around 3.5%.  The increase in full year volume expectations is due to the Veryfine acquisition, which adds approximately 2.0 percentage points to full year volume growth, while adding 0.5 percentage points to full year revenue growth.  The revenue guidance reflects accelerated second half revenue growth versus the first half due to the timing of new product launches, momentum behind the increased marketing spending, the impact of pricing actions, and the lapping of the impact of the European heat wave in the prior year.

The company projects full year 2004 discretionary cash flow of $2.6 billion.  The change versus previous guidance reflects the reduction in earnings guidance and voluntary contributions to pension plans, partially offset by lower capital spending and working capital improvements.

As described in “Note 13, Segment Reporting” of Kraft Foods Inc.’s 2003 Annual Report, management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources.  Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends.  (For a reconciliation of OCI to operating income, see the Condensed Statements of Earnings contained in this release.)

The source of market share data included in the Kraft North America Commercial section below is A.C. Nielsen (3-outlet data, excluding Wal-Mart).

(1)  The company provides revenue guidance on a constant currency basis excluding divestitures and including acquisitions because it believes this measure provides better year-to-year comparability of results.  Additionally, the company is unable to predict future movements of foreign exchange rates and the exact timing and nature of future divestitures.  Each of these factors could result in a significant difference in revenue results.

Kraft North America Commercial

Operating companies income declined 20.7% to $1,063 million due to higher commodity costs net of pricing, increased marketing investment, higher benefit costs and exit and implementation costs for the restructuring program of $48 million, partially offset by the contribution from volume growth and favorable currency.

Net revenues grew 3.7% to $5,697 million as higher volumes including acquisitions; commodity-driven pricing on cheese, meats and foodservice; and favorable currency of $40 million were partially offset by increased promotional spending.  Volume was up 4.9% (including 3.8 pts. of growth from acquisitions) behind solid growth in categories with increased marketing spending as part of the Sustainable Growth Plan, including cheese, coffee, cold cuts and salted snacks.  These gains were partially offset by declines in categories facing challenges from the low carbohydrate diet trends, including cereals and confections.

Following are second quarter results by segment for KNAC:

U.S. Beverages and Grocery net revenues increased 0.8% as volume growth of 10.2%, driven by the Veryfineacquisition (8.5 pts.), was largely offset by adverse product mix and higher promotional spending.  Mid single-digit volume growth in Beverages (excluding the Veryfine acquisition) and Coffee was partially offset by a significant decline in Cereals volume.  Beverage volume growth was driven by the introduction of Capri Sun Fruit Waves beverages and growth in non-measured channels.  Coffee volume and share were both up driven by increased marketing spending, including Maxwell House coffee advertising that communicates recent product quality improvements.  Enhancers volume was up reflecting growth in Kraft mayonnaise and barbecue sauce, particularly in non-measured channels.  The significant Cereals decline was attributable to competitive new products and spending and the low carbohydrate diet trend impact on the category.  Segment OCI decreased 13.5% to $473 million due to increased marketing investment and higher commodity and benefit costs, partially offset by the contribution from higher volume.

U.S. Snacks net revenues were down 1.4% due to essentially flat volume and adverse product mix  (growth in Salted Snacks offset by a decline in Confections).  Biscuit shipments were flat versus prior year, reflecting the positive impact of business growth initiatives offset by weak category trends due to low carbohydrate diet trends.  Cookie share was up 0.7 points in the quarter reflecting the impact of recently introduced Golden Oreo, Chips Ahoy Chunky White Fudge and Snackwell’s CarbWell cookies.  In crackers, continued momentum in Ritz Chips was offset by increased competition in the cheese cracker segment.  Snack Nuts continued to deliver double-digit volume gains aided by increased marketing spending on the Planters brand and increased consumer awareness of the nutritional benefits of nuts.  Confections volume was down double-digits due to category softness, the timing of new product introductions versus prior year, and increased competition in fruit snacks.  Segment OCI declined 27.4% to $183 million due to increased marketing investment, higher commodity and benefit costs, adverse product mix and exit and implementation costs for the restructuring program of $17 million, partially offset by the absence of high product returns associated with new products incurred in the prior year.

U.S. Cheese, Canada & North America Foodservice net revenues were up 10.0% on volume growth of 3.2% (including 1.6 pts. from acquisitions), commodity-driven pricing in Cheese and Foodservice and favorable currency of $40 million, partially offset by higher promotional reinvestment spending in Cheese.  Cheese posted a strong quarter with increased overall volume, and share gains in all key segments, including Process Slices (+3.4 pts.), Naturals (+2.5 pts.) and Cream Cheese (+2.5 pts.).  Canada volume was up, reflecting growth in beverages behind the launches of Kool-Aid Sport and new Kool-Aid Jammers flavors, while North America Foodservice volume grew due to strength in national accounts.  Segment OCI declined 35.7% to $220 million due to higher commodity costs net of pricing, increased marketing investment, higher benefit costs and exit and implementation costs for the restructuring program of $28 million, partially offset by volume growth and favorable currency of $7 million.

U.S. Convenient Meals net revenues increased 3.8% due to commodity-driven price increases in meats and pizza and a slight volume increase (up 0.2%).  Oscar Mayer volume growth was driven by solid consumption gains in cold cuts and hot dogs behind increased marketing spending.  Excluding the exit of certain product lines last year, Meals volume was flat versus prior year.  Pizza volume was down modestly, reflecting a challenging competitive environment, although consumption showed solid improvement in the final month of the quarter due to the launch of DiGiorno Thin Crispy Crust Pizza.  Segment OCI declined 6.0% to $187 million due to higher commodity costs net of pricing and higher benefit costs, partially offset by favorable product mix.

Kraft International Commercial

Operating companies income decreased 33.6% to $225 million, as exit costs for the restructuring program of $90 million, higher marketing investment, increased product costs, unfavorable mix and the impact of divestitures were partially offset by favorable currency of $19 million.

Net revenues grew 6.8% to $2,508 million, as favorable currency of $197 million and volume gains from acquisitions were partially offset by the impact of divestitures and increased promotional spending in Europe.  Volume was down 0.2% due to divestitures, while volume from ongoing businesses was up 1.1%, benefiting from tack-on acquisitions, which accounted for 1.3 percentage points of growth. Overall developing market growth was solid, driven by gains in Argentina, Brazil, China and Puerto Rico, despite a double-digit decline in beverages in Mexico and weakness in Russia.  Developing market growth was offset by lower volume in portions of Western Europe, including France, due to price competition and discount trade dynamics, and the Nordic region impacted by the transportation strike in Norway.

Following are second quarter results by segment for KIC:

Europe, Middle East & Africa (EMEA) net revenues increased 8.0% as favorable currency of $169 million and volume gains from acquisitions were partially offset by the impact of divestitures and reduced prices due to increased competition.  Volume was down 0.8%, with offsetting impacts from last year’s acquisition of Family Nutrition in Egypt (2.3 pts.) and divestitures of a rice business in Germany and a cheese business in Italy (2.2 pts.).  Segment OCI decreased 38.4% to $143 million, reflecting exit costs for the restructuring program of $81 million, lower pricing, higher marketing investment and the impact of divestitures, partially offset by favorable currency of $20 million.

EMEA beverages volume decreased due to coffee, which was impacted by market softness and price competition, particularly in France.

EMEA snacks volume increased, driven by biscuits, due to acquisitions, partially offset by a decline in confectionery, reflecting price competition and trade inventory reductions in Russia and a national transportation strike in Norway. In Germany, volume grew strongly, driven by the launch of Milka M-joy chocolate tablets, while in Benelux, confectionery volume was up due to more impactful promotions in the Netherlands.

EMEA cheese volume was lower, impacted by the divestiture of the Invernizzi business in Europe. Ongoing cheese volume grew, with gains in Philadelphia cream cheese across most markets, including the impact of new product launches in Italy and successful promotions in Germany.

EMEA grocery volume increased primarily due to the acquisition in Egypt, while EMEA convenient meals volume decreased, impacted by the divestiture of the reis-fit business in Europe.

Latin America & Asia Pacific (LAAP) net revenues increased 3.8% driven by favorable currency and pricing actions, partially offset by adverse mix and higher promotional spending.  Volume was up 0.7%, with growth in both the Latin America and Asia Pacific regions.  Segment OCI decreased 23.4% to $82 million, as exit costs for the restructuring program of $9 million, adverse mix, higher marketing investment and product costs were partially offset by price increases.

LAAP snacks volume was flat to prior year, as growth in confectionery in Argentina and Brazil was offset by a decline in biscuits in Venezuela and Southeast Asia.

LAAP beverages volume decreased as a double-digit decline in Mexico, impacted by price competition from the carbonated beverage segment, was moderated by growth in Puerto Rico, Brazil and China.  LAAP cheese volume growth was strong, with gains across all key markets, including Australia and the Philippines.

*     *     *

The company will host a conference call for members of the investment community to review its second quarter results from 12:00-1:00 p.m. ET on July 19, 2004.  Additionally, the company will webcast management presentations and question and answer sessions on the progress it has made toward its Sustainable Growth Plan beginning at 2:00 p.m. ET.  Access to a live audio webcast is available at www.kraft.com and a replay of the conference call and webcast presentations will be available on the company’s web site.

Kraft Foods Inc. is the largest branded food and beverage company headquartered in the United States and the second largest worldwide.  Kraft Foods markets many of the world’s leading food brands, including Kraft cheese, Jacobs and Maxwell House coffees, Nabisco cookies and crackers, Philadelphia cream cheese, Oscar Mayer meats, Post cereals and Milka chocolates, in more than 150 countries.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements.  One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on the company’s assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by or on behalf of the company; any such statement is qualified by reference to the following cautionary statements.

Each of the company’s segments is subject to intense competition, changes in consumer preferences and demand for its products, including low carbohydrate diet trends, the effects of changing prices for its raw materials and local economic and market conditions. Their results are dependent upon their continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity. The company’s results are also dependent on its ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program. In addition, the company is subject to the effects of foreign economies, currency movements, fluctuations in levels of customer inventories and credit and other business risks related to its customers operating in a challenging economic and competitive environment. The company’s results are affected by its access to credit markets, borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group, Inc. The company’s benefit expense is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees. The company’s assessment of the fair value of its operations for purposes of assessing impairment of goodwill and intangibles is based on discounting projections of future cash flows and is affected by the interest rate market and general economic and market conditions. The food industry continues to be subject to recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products. The food industry is also subject to consumer concerns regarding genetically modified organisms and the health implications of obesity and trans-fatty acids. Developments in any of these areas could cause the company’s results to differ materially from results that have been or may be projected by or on behalf of the company. The company cautions that the foregoing list of important factors is not exclusive. Any forward-looking statements in this press release are made as of the date hereof. The company does not undertake to update any forward-looking statement.

#      #      #

KRAFT FOODS INC.
and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended June 30,

(in millions, except per share data)

		2004	2003	% Change

	Net revenues	$8,205	$7,841	4.6%
	Cost of sales	5,173	4,695	10.2%
	Gross profit	3,032	3,146	(3.6)%
	Marketing, administration and research costs	1,615	1,467
	Asset impairment and exit costs	129	—
	Operating companies income	1,288	1,679	(23.3)%
	Amortization of intangibles	4	3
	General corporate expenses	42	48
	Operating income	1,242	1,628	(23.7)%
	Interest and other debt expense, net	159	164
	Earnings before income taxes and minority interest	1,083	1,464	(26.0)%
	Provision for income taxes	383	514	(25.5)%
	Earnings before minority interest	700	950	(26.3)%
	Minority interest in earnings, net	2	1
	Net earnings	$698	$949	(26.4)%
	Basic earnings per share (*)	$0.41	$0.55	(25.5)%
	Diluted earnings per share (*)	$0.41	$0.55	(25.5)%
	Weighted average number of
Shares outstanding	- Basic	1,712	1,728	(0.9)%
	- Diluted	1,715	1,728	(0.8)%

(*) Basic and diluted earnings per share are computed for each of the periods presented.  Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.

and Subsidiaries

Volume by Business Segment

For the Quarters Ended June 30,

(pounds in millions)

	U.S. Beverages & Grocery	U.S. Snacks	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft

2004 Volume	1,525	516	1,152	562	3,755	734	593	1,327	5,082
2003 Volume	1,384	517	1,116	561	3,578	740	589	1,329	4,907
% Change	10.2%	(0.2)%	3.2%	0.2%	4.9%	(0.8)%	0.7%	(0.2)%	3.6%

Reconciliation:
- Divested Businesses - 2003	—	—	—	—	—	(16)	—	(16)	(16)

- Acquired Businesses	(117)	—	(18)	(1)	(136)	(17)	—	(17)	(153)

Volume Net of Divested and Acquired Businesses
2004 Volume	1,408	516	1,134	561	3,619	717	593	1,310	4,929
2003 Volume	1,384	517	1,116	561	3,578	724	589	1,313	4,891
% Change	1.7%	(0.2)%	1.6%	—%	1.1%	(1.0)%	0.7%	(0.2)%	0.8%

KRAFT FOODS INC.

and Subsidiaries

Reported Net Revenues by Business Segment

For the Quarters Ended June 30,

($ in millions)

	U.S. Beverages & Grocery	U.S. Snacks	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft
2004 Net Revenues	$1,601	$1,184	$1,859	$1,053	$5,697	$1,821	$687	$2,508	$8,205
2003 Net Revenues	1,588	1,201	1,690	1,014	5,493	1,686	662	2,348	7,841
% Change	0.8%	(1.4)%	10.0%	3.8%	3.7%	8.0%	3.8%	6.8%	4.6%

Reconciliation:
2003 Net Revenues	$1,588	$1,201	$1,690	$1,014	$5,493	$1,686	$662	$2,348	$7,841

- Divested Businesses - 2003	—	—	—	—	—	(33)	—	(33)	(33)

- Acquired Businesses	39	—	7	—	46	9	—	9	55

- Currency	—	—	40	—	40	169	28	197	237

- Operations	(26)	(17)	122	39	118	(10)	(3)	(13)	105

2004 Net Revenues	$1,601	$1,184	$1,859	$1,053	$5,697	$1,821	$687	$2,508	$8,205

KRAFT FOODS INC.

and Subsidiaries

Reported Operating Companies Income by Business Segment

For the Quarters Ended June 30,

($ in millions)

	U.S. Beverages & Grocery	U.S. Snacks	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft
2004 Operating Companies Income	$473	$183	$220	$187	$1,063	$143	$82	$225	$1,288
2003 Operating Companies Income	547	252	342	199	1,340	232	107	339	1,679
% Change	(13.5)%	(27.4)%	(35.7)%	(6.0)%	(20.7)%	(38.4)%	(23.4)%	(33.6)%	(23.3)%

Reconciliation:
2003 Operating Companies Income	$547	$252	$342	$199	$1,340	$232	$107	$339	$1,679

- Divested Businesses - 2003	—	—	—	—	—	(7)	—	(7)	(7)

- Asset Impairment and Exit Costs - 2004	(4)	(9)	(27)	1	(39)	(81)	(9)	(90)	(129)

- Implementation Costs - 2004	—	(8)	(1)	—	(9)	—	—	—	(9)

- Currency	—	—	7	—	7	20	(1)	19	26

- Operations	(70)	(52)	(101)	(13)	(236)	(21)	(15)	(36)	(272)

2004 Operating Companies Income	$473	$183	$220	$187	$1,063	$143	$82	$225	$1,288

KRAFT FOODS INC.

and Subsidiaries

Condensed Statements of Earnings

For the Six Months Ended June 30,

(in millions, except per share data)

		2004	2003	% Change

	Net revenues	$15,898	$15,200	4.6%
	Cost of sales	9,921	9,044	9.7%
	Gross profit	5,977	6,156	(2.9)%
	Marketing, administration and research costs	3,215	2,943
	Asset impairment and exit costs	437	—
	Operating companies income	2,325	3,213	(27.6)%
	Amortization of intangibles	6	5
	General corporate expenses	88	92
	Operating income	2,231	3,116	(28.4)%
	Interest and other debt expense, net	324	343
	Earnings before income taxes and minority interest	1,907	2,773	(31.2)%
	Provision for income taxes	646	974	(33.7)%
	Earnings before minority interest	1,261	1,799	(29.9)%
	Minority interest in earnings, net	3	2
	Net earnings	$1,258	$1,797	(30.0)%
	Basic earnings per share (*)	$0.73	$1.04	(29.8)%
	Diluted earnings per share (*)	$0.73	$1.04	(29.8)%
Weighted average number of Shares outstanding	- Basic	1,714	1,729	(0.9)%
	-Diluted	1,717	1,729	(0.7)%

(*) Basic and diluted earnings per share are computed for each of the periods presented.  Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.

and Subsidiaries

Volume by Business Segment

For the Six Months Ended June 30,

(pounds in millions)

	U.S. Beverages & Grocery	U.S. Snacks	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft
2004 Volume	2,708	1,017	2,237	1,117	7,079	1,392	1,097	2,489	9,568
2003 Volume	2,571	1,018	2,160	1,121	6,870	1,410	1,091	2,501	9,371
% Change	5.3%	(0.1)%	3.6%	(0.4)%	3.0%	(1.3)%	0.5%	(0.5)%	2.1%

Reconciliation:
- Divested Businesses - 2003	—	—	—	—	—	(31)	—	(31)	(31)

- Acquired Businesses	(117)	—	(18)	(2)	(137)	(40)	—	(40)	(177)

Volume Net of Divested and Acquired Businesses
2004 Volume	2,591	1,017	2,219	1,115	6,942	1,352	1,097	2,449	9,391
2003 Volume	2,571	1,018	2,160	1,121	6,870	1,379	1,091	2,470	9,340
% Change	0.8%	(0.1)%	2.7%	(0.5)%	1.0%	(2.0)%	0.5%	(0.9)%	0.5%

KRAFT FOODS INC.

and Subsidiaries

Reported Net Revenues by Business Segment

For the Six Months Ended June 30,

($ in millions)

	U.S. Beverages & Grocery	U.S. Snacks	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft
2004 Net Revenues	$3,102	$2,306	$3,587	$2,101	$11,096	$3,542	$1,260	$4,802	$15,898
2003 Net Revenues	3,100	2,344	3,260	2,055	10,759	3,240	1,201	4,441	15,200
% Change	0.1%	(1.6)%	10.0%	2.2%	3.1%	9.3%	4.9%	8.1%	4.6%

Reconciliation:
2003 Net Revenues	$3,100	$2,344	$3,260	$2,055	$10,759	$3,240	$1,201	$4,441	$15,200

- Divested Businesses - 2003	—	—	—	—	—	(64)	—	(64)	(64)

- Acquired Businesses	39	—	7	2	48	21	—	21	69

- Currency	—	—	112	—	112	377	54	431	543

- Operations	(37)	(38)	208	44	177	(32)	5	(27)	150

2004 Net Revenues	$3,102	$2,306	$3,587	$2,101	$11,096	$3,542	$1,260	$4,802	$15,898

KRAFT FOODS INC.

and Subsidiaries

Reported Operating Companies Income by Business Segment

For the Six Months Ended June 30,

($ in millions)

	U.S. Beverages & Grocery	U.S. Snacks	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft
2004 Operating Companies Income	$930	$168	$427	$384	$1,909	$301	$115	$416	$2,325
2003 Operating Companies Income	1,066	467	656	424	2,613	428	172	600	3,213
% Change	(12.8)%	(64.0)%	(34.9)%	(9.4)%	(26.9)%	(29.7)%	(33.1)%	(30.7)%	(27.6)%

Reconciliation:
2003 Operating Companies Income	$1,066	$467	$656	$424	$2,613	$428	$172	$600	$3,213

- Divested Businesses - 2003	—	—	—	—	—	(12)	—	(12)	(12)
- Asset Impairment and Exit Costs - 2004	(19)	(185)	(89)	(8)	(301)	(113)	(23)	(136)	(437)
- Implementation Costs - 2004	—	(8)	(1)	—	(9)	(1)	—	(1)	(10)
- Currency	—	—	18	—	18	46	(3)	43	61
- Operations	(117)	(106)	(157)	(32)	(412)	(47)	(31)	(78)	(490)

2004 Operating Companies Income	$930	$168	$427	$384	$1,909	$301	$115	$416	$2,325

KRAFT FOODS INC

and Subsidiaries

Reported Net Earnings and Diluted Earnings Per Share

For the Quarters Ended June 30,

($ in millions, except per share data)

	Net Earnings	Diluted EPS (*)
2004 Net Earnings	$698	$0.41
2003 Net Earnings	949	0.55
% Change	(26.4)%	(25.5)%

Reconciliation:
2003 Reported	$949	$0.55

- 2004 Asset Impairment, Exit and Implementation Costs	(88)	(0.05)

- Change in Tax Rate	(3)	—

- Currency	17	0.01

- Operations	(177)	(0.10)

2004 Reported	$698	$0.41

(*) Basic and diluted earnings per share are computed for each of the periods presented.  Accordingly, the sum of the quarterly earnings per share may not agree to the year-to-date amounts.

KRAFT FOODS INC

and Subsidiaries

Reported Net Earnings and Diluted Earnings Per Share

For the Six Months Ended June 30,

($ in millions, except per share data)

	Net Earnings	Diluted EPS (*)
2004 Net Earnings	$1,258	$0.73
2003 Net Earnings	1,797	1.04
% Change	(30.0)%	(29.8)%

Reconciliation:
2003 Reported	$1,797	$1.04

- 2004 Asset Impairment, Exit and Implementation Costs	(299)	(0.18)

- Change in Tax Rate	29	0.02

- Currency	40	0.02

- Operations	(309)	(0.17)

2004 Reported	$1,258	$0.73

(*) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share may not agree to the year-to-date amounts.

KRAFT FOODS INC.

and Subsidiaries

Condensed Balance Sheets

($ in millions, except ratios)

	June 30, 2004	December 31, 2003
Assets

Cash and cash equivalents	$164	$514
All other current assets	7,896	7,610
Property, plant and equipment, net	9,805	10,155
Goodwill	25,756	25,402
Other intangible assets, net	11,120	11,477
Other assets	4,382	4,127

Total assets	$59,123	$59,285

Liabilities and Shareholders’ Equity

Short-term borrowings	$481	$553
Current portion of long-term debt	1,498	775
Due to Altria Group, Inc. and affiliates	307	543
All other current liabilities	5,722	5,990
Long-term debt	10,972	11,591
Deferred income taxes	5,771	5,856
Other long-term liabilities	5,495	5,447

Total liabilities	30,246	30,755

Total shareholders’ equity	28,877	28,530

Total liabilities and shareholders’ equity	$59,123	$59,285

Total debt	$13,258	$13,462
Capitalization (debt and equity)	$42,135	$41,992
Debt/capitalization ratio	0.31	0.32